Exhibit 3.2

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20170168610-92
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 04/19/2017 11:50 AM
	Entity Number E0518912007-5

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:
Baron Energy Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.
Certificate of Designation of Series B Redeemable Preferred Shares is annexed hereto as Exhibit A

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X ____________________
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

Exhibit 3.4 -- Page 1

BARON ENERGY, INC.

CERTIFICATE OF DESIGNATION OF
SERIES B REDEEMABLE PREFERRED SHARES

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Baron Energy, Inc., a Nevada Corporation (hereinafter called the "COMPANY"):

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors (hereinafter called the "BOARD OF DIRECTORS" or the "BOARD") of the Company in accordance with the provisions of the Amended and Restated Articles of Incorporation (the "CHARTER") of the Company, the Board of Directors hereby creates a series of Preferred Stock, par value $0.001 per share (the "PREFERRED STOCK") of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

1. NAME AND DESIGNATION.

The distinctive name and serial designation of this series of Preferred Stock is "Series B Redeemable Preferred Stock" (the "SERIES B PREFERRED SHARES").

2. NUMBER OF SHARES AND STATED VALUE.

The Series B Preferred Shares shall consist of three million (3,000,000) shares.  The stated value ("face value") of such Series B Preferred Shares shall be one dollar ($1.00) per share.  The number of shares constituting such series may, unless prohibited by the Charter or by applicable law of the State of Nevada, be increased or decreased from time to time by a resolution or resolutions of the Board of Directors, provided, that no decrease shall reduce the number of Series B Preferred Shares to a number less than the number of shares then outstanding plus the number of shares issuable upon the exercise of outstanding options, rights, or warrants, or upon the conversion of any outstanding securities issued by the Company convertible into Series B Preferred Shares. Series B Preferred Shares repurchased or redeemed by the Company shall be canceled and shall revert to authorized but unissued shares of Preferred Stock, undesignated as to series, subject to reissuance by the Company as shares of Preferred Stock of any one or more series other than the Series B Preferred Shares.

3 DIVIDENDS.

(a)  Commencing on the last day of the Company's first fiscal quarter ending after the 90th day after the issue of each share of Preferred Stock of this series, and on the last day of each successive quarter thereafter, the holders of the Series B Preferred Shares shall be entitled to receive cash dividends on the face value of each share of the Series B Preferred Shares as follows:

Year 1	8.0% per annum from date of issue
Year 2	12.0% per annum from one year anniversary from date of issue
Year 3	16.0% per annum from two year anniversary from date of issue with priority to any payment of any dividend on the common stock.  Such dividends shall accrue on any given share from the day of original issuance of each such share and shall accrue from month to month whether or not earned or declared.  If at any time dividends on the outstanding Series B Preferred Shares at the rate set forth above shall not have been paid or declared and set apart for issue with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the common stock of the Company.

(b)  Any dividend issued on a dividend payment date shall be paid in cash.

(c)  Nothing contained herein shall be deemed to establish or require any payment or other charges in excess of the maximum permitted by applicable law. In the event that any payment required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the holder and thus refunded to the Company.

Exhibit 3.4 -- Page 2

4. LIQUIDATION PREFERENCE; REDEMPTION.

(a)  In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series B Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of the common stock but subordinate to any distribution to the holders of the Series A Preferred Shares, the amount of $1.00 per share (the "Liquidation Preference") plus all accrued but unpaid cash dividends.

(b)  A consolidation or merger of the Company with or into any other corporation or corporations, or a sale, for consideration of assets other than cash, of all or substantially all of the assets of the Company shall not be deemed a liquidation, dissolution or winding up within the meaning of this Section 4.

(c)  The Series B Preferred Shares shall be redeemed by the Company within three (3) years from the date of issuance of each share of the Series B Preferred Shares.  In the event of a change in control of the Company (as defined below), within thirty (30) days after the effectiveness of a change of control, the Company shall be required to redeem all of the Series B Preferred Shares by payment in cash of the Liquidation Preference to the holders of the Series B Preferred Shares.

(d)  For the purposes hereof, a "Change of Control Transaction" means the occurrence of any of: (i) a replacement of more than one-half of the members of the Company's Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the date hereof (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), (ii) the merger of the Company with or into another entity that is not wholly owned by the Company, consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions, or (iii) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i) or (ii).

5. VOTING RIGHTS.

In the event, and only in the event, that a declared cash dividend is in arrears for more than one hundred and eighty (180) days from the scheduled dividend payment date, the holders of the Series B Preferred Shares shall have the right to vote together with the holders of the Company's common stock, on a five (5) votes per preferred share basis (and not as a separate class), on all matters presented to the holders of the common stock.

6. ADDITIONAL RESTRICTIONS.

For as long as any shares of the Series B Preferred Shares are outstanding, the Company will not amend the terms of the Series B Preferred Shares without the consent of the holders of the Series B Preferred Shares.

7. REACQUIRED SHARES.

Any Series B Preferred Shares purchased or otherwise acquired by the Company in any manner whatsoever shall constitute authorized but unissued Preferred Shares and may be reissued as part of a new series of the Preferred Stock by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Charter, or in any other Certificate of Designation, Preferences, and Rights creating a series of Preferred Stock or as otherwise required by law.

8. RANK.

The Series B Preferred Shares shall rank subordinate and junior to the Series A Preferred Shares in terms of dividend and liquidation, dissolution, and winding up rights, but shall rank senior in terms of dividend and liquidation, dissolution and winding up rights to all other series of the Company's Preferred Stock hereafter issued.

9. FRACTIONAL SHARES.

Series B Preferred Shares may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions, and to have the benefit of all other rights of holders of Series B Preferred Shares.

Exhibit 3.4 -- Page 3

10. NO ADVERSE ACTIONS.

The Company shall not in any manner, whether by amendment of the Charter (including, without limitation, any Certificate of Designation), merger, reorganization, re-capitalization, consolidation, sales of assets, sale of stock, tender offer, dissolution or otherwise, take any action, or permit any action to be taken, solely or primarily for the purpose of increasing the value of any class of stock of the Company if the effect of such action is to reduce the value or security of the Series B Preferred Shares.

IN WITNESS WHEREOF, Baron Energy, Inc. has caused this certificate to be signed by Ronnie L. Steinocher, its Chief Executive Officer, and attested to by Lisa Hamilton, its Corporate Secretary, effective as of the 19th day of April, 2017.

BARON ENERGY, INC.

	By:	/s/Ronnie L. Steinocher
Ronnie L. Steinocher, Chief Executive Officer

Attested:

/s/Lisa Hamilton
Lisa Hamilton, Corporate Secretary

Exhibit 3.4 -- Page 4